Exhibit 99

Granite City Food & Brewery Ltd. Completes DHW Debt for Equity Transaction

Debt Conversion Estimated to Save $19 million in Principal and Interest over Five Years

Reductions in Store Lease Terms Estimated to Remove an Additional $14-20 million of Debt from Company’s Balance Sheet

MINNEAPOLIS (October 6, 2009) — Granite City Food & Brewery Ltd. (NASDAQ: GCFB) yesterday completed the previously announced debt for equity transaction with DHW Leasing LLC (DHW).  Under the terms of the transaction, the company converted approximately $15.0 million of debt owed to DHW Leasing, LLC (DHW) into 28 million shares of the company’s common stock.  The common stock of Granite City was converted at $0.54 per share.

A key component of the agreement allows the company during the year following the closing to buy back certain DHW-owned shares at $0.001 per share if the average bid price of the company’s common stock equals or exceeds $0.714 for any period of 20 consecutive trading days.  As an example, if the company’s share price were to reach $1.50 for a period of 20 days and be maintained, Granite City would have a one-time right to repurchase approximately 14.7 million shares for $14,700.

The conversion of the debt to equity is estimated to save Granite City approximately $19.0 million of principal and interest payments over the next five years, with the potential of significantly improving the company’s cash flow.

As a part of the final agreement, the company also reduced the duration of the leases on the Dunham owned properties.  While the company is still in the process of calculating the effects of the reduced terms as they relate to whether the leases are classified as operating leases or a capital leases, based on preliminary estimates, the company expects that the new lease terms will remove approximately $14-20 million of capital lease debt and the related assets from its balance sheet.

“We are pleased to close this transaction. It allows us to clean up our balance sheet, brings new perspectives to our board and allows us to focus all of our energies on continued operational improvement,” said Steven J. Wagenheim, President and Chief Executive Officer of Granite City Food & Brewery Ltd.  “We also feel the transaction provides the opportunity to enhance shareholder value through the share repurchase feature.  We hope that shareholders understand that the more our stock price increases over the next year, the greater the number of shares we may be able to repurchase.”

Other terms of the transaction include:

•                                          The transaction will result in a change of control of the company, giving DHW ownership of 64 percent of our common stock.  Current executive management will stay in place; however, the company’s board of directors has been expanded to include four new directors nominated by DHW, Donald A. Dunham, Jr., Joel Longtin, Todd Hanson and John Pesicka.  Two of the company’s five incumbent directors, James G. Gilbertson, Chief Financial Officer, and Arthur E. Pew III, an independent director, resigned from the board of directors upon closing.

•                                          DHW has transferred to the company, free and clear of all liens and encumbrances, the title to all furniture, fixtures and equipment subject to financing lease arrangements between the company and DHW.

•                                          Dunham Capital Management, LLC and Dunham Equity Management, LLC (Dunham) have agreed to a limited deferral of 30 percent of the rent due under lease agreements between the company and Dunham.  In addition, for all rent payments due on or after June 2009 under restaurant leases with Dunham, rent will be deferred for 30 days.  All deferred rents must be repaid upon the company completing a debt or equity financing totaling $2.0 million or upon the first anniversary of closing, whichever occurs first.  The company anticipates that the accrued and deferred rent will total approximately $75,000 per month, beginning in June 2009.

•                                          In addition to the rent concessions, Dunham and the company have agreed upon rent reductions for 2009 and 2010 and will use reasonable commercial efforts to seek additional reductions on real estate leases payable in 2010 of up to $1.7 million in the aggregate on leases for Dunham-owned properties and certain non-Dunham properties.

•                                          The company has entered into lease amendments for the restaurant leases with Dunham to reflect the rent deferrals and rent reductions.  In addition, the lease amendments reduce the terms of the applicable leases in an effort to qualify those leases as operating leases for accounting purposes.

•                                          For a period of two years following the closing, DHW will have the right to participate in private placements of the company’s equity (on the same terms as other investors) so that DHW may maintain its then-percentage ownership.

NASDAQ Exception

Transactions that involve the issuance or potential issuance of more than 20 percent of the company’s outstanding common stock that would result in a change in control ordinarily would require the company to obtain stockholder approval under the NASDAQ Stock Market’s Listing Rules.  However, in connection with the proposed transaction with DHW, the NASDAQ Stock Market (“NASDAQ”) granted the company’s request for the financial viability exception to its stockholder approval requirements.  The audit committee of the company’s board of directors authorized this application and reliance on the exemption.  We have sent a letter to our shareholders describing the transaction and the circumstances surrounding the exception.  A copy of the letter was filed with a Form 8-K with the U.S. Securities and Exchange Commission.  The company’s SEC filings are available on the SEC’s Web site, http://www.sec.gov.

NASDAQ Deficiency Letter

On October 2, 2009, we received a deficiency letter from the NASDAQ Listing Qualifications Department notifying us that, for the past 30 consecutive business days, the market value of our publicly held shares has been below the minimum $15.0 million requirement for continued inclusion on the NASDAQ Global Market under Marketplace Rules 5450(b)(2)(C) or 5450(b)(3)(C). NASDAQ further advised us that we will have 90 calendar days, or until

December 31, 2009, to regain compliance, which would require that the market value of our publicly held shares equal or exceed $15.0 million for a minimum of 10 consecutive business days.  On a separate but related topic, we have until January 29, 2010 to satisfy our previously disclosed minimum bid price ($1.00) deficiency.

“With the completion of this transaction, based on the October 5, 2009 closing price, our market capitalization is in excess of $15 million, but the NASDAQ Listing Rules require that market capitalization be calculated based on the public float, which excludes insiders.  Insiders now own approximately two-thirds of our stock,” noted Steven J. Wagenheim, President and Chief Executive Officer.

The company intends to prepare a plan to achieve compliance with NASDAQ listing requirements.  Such plan may include a reverse stock split and/or an application for the transfer of our common stock from the NASDAQ Global Market to the NASDAQ Capital Market.  There can be no assurance that the company will be able to regain compliance with the NASDAQ Global Market continued listing requirements or successfully transition to the NASDAQ Capital Market.

About Granite City

Granite City Food & Brewery Ltd. is a Modern American upscale casual restaurant chain that operates 26 restaurants in 11 states.  The menu features affordable yet high quality family favorite menu items prepared from made-from-scratch recipes and served in generous portions.  The sophisticated yet unpretentious restaurants, proprietary food and beverage products, attractive price points and high service standards combine for a great dining experience.  Granite City opened its first restaurant in St. Cloud, Minnesota in 1999.

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.  Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, the ability to obtain financing for, and complete construction of, additional restaurants at acceptable costs, the risks and uncertainties described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2009 and our Quarterly Report on Form 10-Q filed on August 14, 2009; and risks related to our ability to restructure leases, obtain rent reductions and obtain additional capital for operations; and the risk that we may be required to reduce the scale of our operations if we cannot successfully restructure our debt and leases or raise additional capital.

Contacts:	Steven J. Wagenheim	James G. Gilbertson
	President and Chief Executive Officer	Chief Financial Officer
	(952) 215-0678	(952) 215-0676